Exhibit 10.9

[FORM]

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

AMENDED AND RESTATED 2002 STOCK OPTION AND INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of ________________, is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and Dinesh Paliwal (“Optionee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s Amended and Restated 2002 Stock Option and Incentive Plan, as amended (the “Plan”).

W I T N E S S E T H:

A.           Optionee is an employee of the Company or a Subsidiary of the Company; and

B.           The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”).

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Optionee agree as follows:

1.
Grant of Option.  The Company hereby grants to Optionee, effective as of the Date of Grant (as defined in Section 3), an option (the “Option”) to purchase __________ shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (“Common Shares”), at the price of $_____ per share (the “Option Price”).  This Agreement constitutes an “Evidence of Award” under the Plan.

2.	Type of Option. The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

3.	Date of Grant. The effective date of the grant of this Option is ____________ (the “Date of Grant”).

4.	Date of Expiration. This Option shall expire on the 10th anniversary of the Date of Grant (the “Date of Expiration”), unless earlier terminated under Section 7(a).

5.	Vesting of Option.

(a)           Except as otherwise provided in this Agreement, the Option shall become vested and exercisable to the extent of one-third of the Option Shares on each of the first three anniversaries of the Date of Grant.

(b)           Notwithstanding the provisions of Section 5(a) above, the Option shall become immediately exercisable in full upon the occurrence of a Change in Control (as defined below) on or before the Termination Date.  A “Change in Control” means the occurrence of any of the following events:

(i)            the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 5(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 5(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 5(b)(iii) below;

(ii)            individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a 12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(iv)           approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 5(b)(iii) hereof.

(v)           Notwithstanding the provisions of Section 5(a) above, (i) the Option shall become immediately exercisable in full if Optionee dies or becomes permanently disabled while in the employ of the Company or a Subsidiary, or in the event that the Optionee is terminated by the Company without Cause or terminates for Good Reason (each as defined in the Letter Agreement between Optionee and the Company, dated as of May 8, 2007, as amended from time to time (the “Letter Agreement”)), and (ii) the Committee, in its sole discretion, may determine that all or any portion of the Option shall become immediately exercisable if Optionee retires while in the employ of the Company or a Subsidiary.

6.	Manner of Exercise.

(a)           To the extent the Option is exercisable in accordance with Section 5, the Option may be exercised by Optionee at any time, or from time to time, in whole or in part on or prior to the Termination Date; provided, however, that Optionee must exercise the Option in multiples of 50 Option Shares unless fewer than 50 Option Shares are available for purchase by Optionee under this Agreement at the time of exercise.

(b)           Optionee shall exercise the Option by delivering a signed written notice to the Company, which notice shall specify the number of Option Shares to be purchased and be accompanied by payment in full of the Option Price and any required taxes (as provided in the Plan) for the number of Option Shares specified for purchase.

(c)           Upon full payment of the Option Price and any required taxes, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company will cause certificates for the Option Shares purchased hereunder to be delivered to Optionee.

(d)           The Optionee may reduce options to cover minimum required tax withholding and, if there has been a Change in Control, to pay the Option Price.

7.	Termination.

(a)           The Option shall terminate on the earliest of the following dates (such date, the “Termination Date”):

(i)            the date that Optionee’s employment with the Company terminates for any reason other than death or permanent disability; provided, however, that the Optionee shall have 90 days from the date of termination of employment to exercise the portion of the Option that had vested on or prior to the termination of Optionee’s employment; provided further, that the Optionee shall have 180 days from the date of termination to exercise the portion of the Option that is vested on or prior to the termination of Optionee’s employment if such termination is by the Company without Cause or by the Optionee for Good Reason (each as defined in the Letter Agreement, or if the Severance Agreement dated as of May 8, 2007 between the Company and the Optionee, or any successor agreement (the “Severance Agreement”) is operative, as defined in the Severance Agreement).

(ii)           one year after the death or permanent disability of Optionee, if Optionee dies or becomes permanently disabled while an employee of the Company or a Subsidiary, or

(iii)           the Date of Expiration.

(b)           During the periods referred to in Section 7(a)(i) above and the one year period referred to in Section 7(a)(ii) above, the Option may be exercised only to the extent that, at the time that Optionee ceases to be an employee of the Company or a Subsidiary, it is exercisable pursuant to Section 5 hereof.

(c)           For the purposes of this Agreement, the continuous employment of Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and Optionee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Optionee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than 90 days, or (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Optionee’s employment with the Company or any Subsidiary.

(d)           Notwithstanding anything elsewhere to the contrary, in no event shall Section 17(g) of the Plan be applicable to the Option.

8.
Share Certificates.  All certificates evidencing Option Shares purchased pursuant hereto, and any certificates for Common Shares issued as dividends on, in exchange of, or as replacements for, certificates evidencing Option Shares which, in the opinion of counsel for the Company, are subject to similar legal requirements, shall have endorsed thereon before issuance such restrictive or other legends as the Company’s counsel may deem necessary or advisable.  The Company and any transfer agent shall not be required to register or record the transfer of any such shares unless and until the Company or its transfer agent shall have received from Optionee’s counsel an opinion, in a form satisfactory to the Company, that any such transfer will not be in violation of any applicable law, rule or regulation.  Optionee agrees not to sell, assign, pledge or otherwise dispose of any Option Shares or any Common Shares that are subject to restrictions on transfer described in this Section 8 without the Company first receiving such an opinion.

9.
Transfer.  The Option may not be transferred by Optionee except by will or the laws of descent and distribution and may not be exercised during the lifetime of Optionee except by Optionee or Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

10.
Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal or state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise would result in a violation of any such laws.

11.
Employment Rights.  This Agreement shall not confer on Optionee any right with respect to the continuance of employment or other service with the Company or any Subsidiary.  No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Optionee at any time.

12.
Communications.  All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	400 Atlantic Street, Suite 1500
Stamford, CT  06901
Attention: General Counsel

If to Optionee, at:	Optionee’s most recent address on file with the Company

Either the Company or Optionee may change the above designated address by written notice to the other specifying such new address.

13.
Interpretation.  The interpretation and construction of this Agreement by the Committee shall be final and conclusive; provided, however, that the definitions of Cause, Good Reason, and Disability and any other provision covered in the Letter Agreement or Severance Agreement shall be interpreted in the manner set forth in the Letter Agreement or the Severance Agreement, as applicable. No member of the Committee shall be liable for any such action or determination made in good faith.

14.	Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

15.
Integration.  The Option is granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which is available upon request and which is incorporated herein by reference, the Letter Agreement and the Severance Agreement.  As such, this Agreement, the Plan, the Letter Agreement and the Severance Agreement embody the entire agreement and understanding of the Company and Optionee and supersede any prior understandings or agreements, whether written or oral, with respect to the Option.

16.
Severance.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:
Title:

By:
Name:
Title:	Chairman – Compensation and Option Committee

The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Date:
Dinesh Paliwal